Exhibit 23.3

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of the registration statements on Form S-3 (Nos. 333-274147, 333-267475, 333-258135 and 333-158198) and on Form S-8 (Nos. 333-264424, 333-264423, 333-219508, 333-221529, 333-82193, 333-32410, 333-122382, 333-152044, 333-158682, 333-195625, 333-232657, 333-237953 and 333-230969) of EQT Corporation, which is incorporated by reference into this Amendment No. 1 to Current Report on Form 8-K of EQT Corporation.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President

Austin, Texas

October 30, 2023